Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated November 16, 2010
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P4P8

Principal Amount (in Specified Currency): $35,000,000.

TMCC may increase the Principal Amount prior to the Original
Issue Date but is not required to do so.

Issue Price: 100%
Initial Trade Date: November 15, 2010
Original Issue Date: November 18, 2010
Stated Maturity Date: November 22, 2011

Interest Payment Dates: The 22nd of each February, May and August, commencing on February 22, 2011, and on the Stated Maturity Date
(long first coupon)

Net Proceeds to Issuer: $34,989,500

Agents: RBC Capital Markets, LLC ("RBC")
              Goldman, Sachs & Co. ("Goldman")
RBC's Discount or Commission: 0.03%
RBC's Capacity:
 	[  ] Agent
 	[X] Principal
Goldman's Discount or Commission: 0.03%
Goldman's Capacity:
 	[  ] Agent
 	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
       [X] Regular Floating Rate Note
       [  ] Inverse Floating Rate Note:
       	Fixed Interest Rate:
       [  ] Floating Rate/Fixed Rate Note:
       	Fixed Interest Rate:
       	Fixed Rate Commencement Date:
       [  ] Other Floating Rate Note
       	(See attached Addendum)

Interest Rate Basis:
	[  ] CD Rate
	[  ] CMS Rate
	[  ] CMT Rate
	[  ] Commercial Paper Rate
	[  ] Eleventh District Cost of Funds Rate
	[X] Federal Funds Rate (daily weighted average)
	[  ] Federal Funds Open Rate
	[  ] LIBOR
	[  ] Prime Rate
	[  ] Treasury Rate
	[  ] Other (see attached Addendum)

If CMS:
	Designated CMS Maturity Index:

If CMT:
	Designated CMT Maturity Index:

	Designated CMT Reuters Page:
		[  ] T7051
		[  ] T7052

If LIBOR:
	Designated LIBOR Page:
	Index Currency:

If CD Rate or LIBOR
	Index Maturity:

Spread (+/-):  +0.22%
Spread Multiplier:  N/A

Maximum Interest Rate:	  N/A
Minimum Interest Rate:  N/A

Interest Reset Dates: Each Business Day
Interest Rate Reset Cutoff Date: 2 Business Days prior to each related Interest Payment DateInterest Determination Dates: One
Business Day prior to each related Interest Reset Date

Day Count Convention:
	[  ] 30/360
	[X] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[X] Following, adjusted
	[  ] Modified Following, adjusted

Business Day: New York

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date:


ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of an Appointment Agreement dated November 15, 2010, and the Appointment Agreement Confirmation dated November 15, 2010 (collectively, the "RBC Appointment Agreement"), between Toyota Motor Credit Corporation ("TMCC") and RBC, RBC, acting as principal, has agreed to purchase and TMCC has agreed to sell to RBC $30,000,000 principal amount of the Notes at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated November 16, 2010, and the Appointment Agreement Confirmation dated November 16, 2010 (collectively, the "Goldman Appointment Agreement," together with the RBC Appointment Agreement, the "Appointment Agreements"), between TMCC and Goldman, Goldman, acting as principal, has agreed to purchase and TMCC has agreed to sell to Goldman $5,000,000 principal amount of the Notes at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of the Appointment Agreements, the obligations of RBC and Goldman to purchase the RBC Notes and the Goldman Notes, respectively, are several and not joint, and in the event of a default by either of RBC or Goldman, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Appointment Agreements, each of RBC and Goldman is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.